Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings, Inc. Announces First Quarter Results

•	Operating Earnings in Line with Company Expectations

•	Earnings per Share Benefits from U.S. Tax Reform

•	Beauty Systems Group Completes Canadian Acquisition

•	Restructuring of International Operations

•	Strategic Investments to Drive Growth

DENTON, Texas, February 8, 2018 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its fiscal 2018 first quarter ended December 31, 2017. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2018 First Quarter Overview

Consolidated net sales were $995.0 million in the first quarter, a decrease of 0.5% compared to the prior year. Foreign currency translation had a favorable impact of approximately 120 basis points on reported sales growth. Same store sales decreased 2.2% in the quarter. The hurricanes that disrupted operations in the fourth quarter of fiscal 2017 continued to have a lingering effect on business in Puerto Rico, particularly in the first half of the fiscal quarter. The negative impact of the hurricanes on both sales growth and same store sales growth was approximately 40 basis points.

Reported diluted earnings per share in the first quarter were $0.65 compared to $0.39 in the prior year, an increase of 66.7%, driven primarily by lower income tax expense as a result of significant changes to U.S. federal tax law (“U.S. Tax Reform”), reduced share count from share repurchases and lower interest expense resulting from the Company’s debt refinancing in the fiscal fourth quarter of the prior year, partially offset by charges from the restructuring plan announced this past November (“2018 Restructuring Plan”). Adjusted diluted earnings per share, excluding $5.2 million in charges related to the 2018 Restructuring Plan, were $0.68 in the first quarter compared to $0.39 in the prior year, an increase of 74.4%. The net benefit from U.S. Tax Reform boosted both reported and adjusted diluted earnings per share by approximately $0.24, of which $0.17 per share was attributed to the net impact of one-time adjustments (the revaluation of deferred income taxes partially offset by a deemed repatriation tax on previously undistributed foreign earnings) and $0.07 per share was attributed to the application of the lower statutory federal tax rate to the Company’s pretax income.

“Consistent with our expectations, this was a challenging quarter in terms of revenue growth. Business in the first quarter was impacted by a continuation of disappointing traffic trends in our U.S. Sally Beauty stores, an additional day of store closures versus the prior year for our Beauty Systems Group CosmoProf stores due to the holiday calendar and the residual impact of Hurricane Maria in Puerto Rico. However, we were pleased to have exceeded our expectations for both reported and adjusted diluted earnings per share, even after excluding the net benefits from U.S. Tax Reform,” said Chris Brickman, President and Chief Executive Officer. “Modest declines in consolidated net sales and gross margin were offset by benefits from our 2017 Restructuring Plan, tight control of discretionary expenses and lower interest expense. We also continued to strategically return cash to shareholders via stock repurchases totaling approximately $65 million in the quarter.”

“Our focus remains on initiatives and opportunities to drive profitable revenue growth. Related to that, we expanded the Canadian footprint of our Beauty Systems Group segment in the quarter by acquiring a profitable distributor in the province of Quebec. Additionally, we accelerated investments in our e-commerce fulfillment capabilities to allow us to offer two-day delivery to more than 90% of U.S. households – a service level we attained last month, well ahead of the original schedule. In addition to continuing to test and refine the new Sally loyalty program, we successfully launched col-lab in Sally stores in the U.S. and Canada, a new exclusive cosmetics line. Beyond this, we are designing and testing a number of in-store initiatives that seek to reinforce what Sally is best known for amongst its core consumer base – hair color and care. And, finally, we successfully completed several of the initiatives contemplated by our 2018 Restructuring Plan, the primary goal of which is to leverage the full scale of our consolidated European business and deliver additional cost savings.”

“We believe that these strategic investments, combined with the strength and stability of our large and growing BSG distribution business and the on-going benefits from U.S. Tax Reform, will keep us on the path to long term earnings growth,” Brickman concluded.

Additional First Quarter Financial Detail

Gross margin for the first quarter was 48.9%, a decrease of 30 basis points compared to the prior year. Benefits in the quarter from prior year pricing initiatives in both segments were offset by a geographic revenue mix shift in the Sally segment towards the lower margin international businesses, a segment revenue mix shift towards the lower margin BSG segment and strategic pricing reductions in the Sally segment.

Reported and adjusted operating earnings in the first quarter were $110.1 million and $115.3 million, respectively, compared to operating earnings of $117.5 million in the prior year. Reported and adjusted operating margin in the first quarter were 11.1% and 11.6%, respectively, compared to operating margin of 11.8% in the prior year.

The Company’s effective tax rate for the first quarter was 3.3% compared to 38.4% in the prior year, with the significant reduction driven by the impact in the quarter of U.S. Tax Reform.

Reported net earnings in the first quarter were $83.3 million, an increase of $27.4 million, or 49.1% from the prior year. Adjusted EBITDA in the first quarter was $145.5 million, a decrease of $2.6 million, or 1.7%, from the prior year, and Adjusted EBITDA margin was 14.6%, a decline of approximately 20 basis points from the prior year.

At the end of the quarter, inventory was $941.1 million, up 1.1% from the prior year. The increase was driven by inventory related to the Canadian acquisition that closed in the quarter, the addition of new brands and foreign currency translation.

Capital expenditures in the quarter were $22.5 million, primarily for information technology projects, store remodels and maintenance, and distribution facility upgrades.

The Company repurchased (and subsequently retired) a total of 3.8 million shares of common stock during the first quarter at an aggregate cost of $64.5 million.

U.S. Tax Reform

On December 22, 2017, the U.S. Congress enacted sweeping new tax legislation. Among other things, U.S. Tax Reform reduces the federal statutory tax rate for corporate taxpayers from 35% to 21%, provides for a deemed repatriation of undistributed foreign earnings by U.S. taxpayers at low rates, makes other fundamental changes on how foreign earnings will be taxed by the U.S., and otherwise modifies corporate tax rules in significant ways. The provisions of U.S. Tax Reform are generally effective for taxable periods beginning after December 31, 2017. However, at December 31, 2017, the Company had to revalue the deferred income tax accounts on the balance sheet considering the new rates and recognize any impact of the deemed repatriation of undistributed foreign earnings on the financial statements based on the enacted tax law.

For the first quarter, the Company recorded an income tax benefit of approximately $33.6 million in connection with the revaluation of deferred income tax assets and liabilities to the new rates, partially offset by a charge of $11.4 million for federal and state income taxes related to the deemed repatriation of accumulated but undistributed earnings of foreign operations. In accordance with recent SEC guidance, these are provisional amounts that are subject to change as forecasted estimates become actuals and further guidance is released by the Internal Revenue Service.

Beauty Systems Group Completes Canadian Acquisition

In early December 2017, the Company’s Beauty Systems Group (“BSG”) acquired certain assets of H. Chalut Ltée, a distributor of professional beauty products in the province of Quebec, Canada. The acquisition included 21 stores, 40 distributor sales consultants, one warehouse and distribution rights for certain professional brands in Quebec. Additionally, this transaction provides Sally Beauty Holdings its first presence in the Quebec province and now provides BSG with a national footprint in Canada.

2018 Restructuring Plan Update

During the first quarter, the Company announced and successfully completed several of the initiatives of the 2018 Restructuring Plan focused on significantly improving the profitability of its international businesses, with particular focus on its European operations. Restructuring charges of approximately $5.2 million, related primarily to employee separation costs, were recorded in the first quarter. The Company still expects total charges related to the 2018 Restructuring Plan in the range of $13 million to $14 million, with approximately $12 million to be recorded in fiscal 2018. The Company still expects to realize annualized benefits in the range of approximately $12 million to $14 million from the initiative, with a benefit of approximately $8 million to be realized in fiscal 2018.

Fiscal Year 2018 Guidance

For fiscal year 2018, the Company is maintaining its guidance of full year consolidated same store sales to be approximately flat, with more challenging comparisons in the first half of the fiscal year than the second half of the fiscal year. With the addition of new stores from the H. Chalut Ltée acquisition, the Company now expects consolidated year-end store count to increase slightly compared to the prior year.

The Company now expects full year gross margin to be approximately flat compared to the prior year.

Full year selling, general and administrative expenses (including depreciation and amortization expense) are now expected to be approximately 37.5% of sales versus 37.2% of sales in the prior year.

Due to the benefits of U.S. Tax Reform, the Company’s expects the consolidated effective tax rate for fiscal 2018 to be in the range of 22% to 24%, including the net benefit from the revaluation of deferred income taxes and the repatriation tax described above. At this time, the Company expects a significant portion of the benefits from U.S. Tax Reform will flow through directly to net earnings as the Company is still evaluating potential investment opportunities afforded by U.S. Tax Reform. In addition, the Company expects incremental cash flow which will allow for the continued strategy of returning capital to shareholders while maintaining appropriate leverage.

Full year reported operating earnings are still expected to increase slightly, due primarily to lower restructuring costs in fiscal year 2018. Full year adjusted operating earnings, including the impact of the hurricanes in both years and the strategic investments to drive future growth, are still expected to decline slightly. However, the Company expects full year benefits from its debt refinancing, lower average share count and the benefits of U.S. Tax Reform to result in strong double digit growth in both full year reported and adjusted diluted earnings per share.

Fiscal 2018 First Quarter Segment Results

Sally Beauty Supply

•	Net sales were $585.6 million in the quarter, a decrease of 0.7% compared to the prior year. Foreign currency translation boosted the segment’s revenue growth in the quarter by 170 basis points. Same store sales decreased 2.6%, with the lingering impact of the hurricanes late in the prior fiscal year contributing approximately 50 basis points of the decline.

•	At the end of the quarter, net store count was 3,787, a decrease of 28 from the prior year.

•	Gross margin decreased 40 basis points to 54.6% in the quarter. Benefits in the quarter from prior year pricing initiatives were offset by strategic pricing reductions and a geographic revenue mix shift towards the lower margin international business.

•	Reported operating earnings were $86.6 million in the quarter, a decrease of 6.4% versus the prior year, driven by lower revenue and gross margin, partially offset by the benefits from the 2017 Restructuring Plan. Reported operating margin was 14.8%, a 90 basis point decrease from the prior year.

Beauty Systems Group

•	Net sales were $409.4 million in the quarter, a decrease of 0.1% vs. the prior year. BSG was negatively impacted from having one less selling day this quarter compared to the prior year due to its stores being closed this year on both Christmas Eve and Christmas Day versus being closed only Christmas Day last year. Foreign currency translation increased BSG’s revenue growth by approximately 40 basis points. Same store sales declined 1.3%, with a 10 basis point negative impact from the prior year’s hurricanes.

•	At the end of the quarter, net store count was 1,390, up 50 from the prior year, driven by the H. Chalut Ltée acquisition and the net increase in CosmoProf stores.

•	Gross margin decreased 10 basis points to 40.8% in the quarter. Gross margin benefitted from prior year pricing initiatives but was offset by higher distribution and freight costs.

•	Reported operating earnings were $64.6 million in the quarter, an increase of 1.5% versus the prior year, driven by savings from the 2017 Restructuring Plan. Reported operating margin in the quarter was 15.8%, a 30 basis point increase from the prior year.

•	At the end of the quarter, total distributor sales consultants were 875 compared to 900 in the prior year. This decrease is due primarily to a decline in the number of distributor sales consultants employed by BSG’s Armstrong McCall franchise business.

                    Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com. The conference call can be accessed by dialing (800) 288-8960 (International: (612) 234-9960). The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 9:30 a.m. Central Time, February 8, 2018, through February 15, 2018, by dialing (800) 475-6701 or if international dial (320) 365-3844 and reference the conference ID number 439133. Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,177 stores, including approximately 184 franchised units, and has operations throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Aquage®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the success of our strategic initiatives, including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; our ability to efficiently manage and control our costs and the success of our cost control plans, including our recently announced restructuring plans; our ability to implement our restructuring plans in various jurisdictions; our ability to manage the effects of our cost reduction plans on our employees and other operations costs; charges related to the restructuring plans; possible changes in the size and components of the expected costs and charges associated with the restructuring plans; our ability to realize the anticipated cost savings from the restructuring plans within the anticipated time frame, if at all; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in the mix of product sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; diversion of professional products sold by Beauty Systems Group to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our initiatives to expand into new geographies; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the general economic conditions upon our business; the challenges of conducting business outside the United States; the impact of Britain’s decision to leave the European Union and related or other disruptive events in the United Kingdom, the European Union or other geographies in which we conduct business; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property rights of others; successfully updating and integrating our information technology systems; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’, or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber-security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past or any future data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for our liquidity needs; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2017, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA margin; (2) adjusted operating earnings and operating margin; (3) adjusted diluted earnings per share and (4) operating free cash flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, and costs related to the Company’s previously announced Restructuring Plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that excludes costs related to the Company’s previously announced Restructuring Plans for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude costs related to the Company’s previously announced Restructuring Plans as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less capital expenditures. We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account capital expenditures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations Continued; Adjusted EBITDA and Operating Free Cash Flow	3
Store Count and Same Store Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2017	2016	Percentage Change
Net sales	$994,964	$999,609	-0.5%
Cost of products sold	508,335	507,901	0.1%

Gross profit	486,629	491,708	-1.0%
Selling, general and administrative expenses	371,286	374,251	-0.8%
Restructuring charges	5,210	—	100.0%

Operating earnings	110,133	117,457	-6.2%
Interest expense	24,016	26,799	-10.4%

Earnings before provision for income taxes	86,117	90,658	-5.0%
Provision for income taxes	2,853	34,832	-91.8%

Net earnings	$83,264	$55,826	49.1%

Earnings per share:
Basic	$0.65	$0.39	66.7%
Diluted	$0.65	$0.39	66.7%

Weighted average shares:
Basic	127,784	143,631
Diluted	128,645	144,860

			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	48.9%	49.2%	(30)
Selling, general and administrative expenses	37.3%	37.4%	(10)
Consolidated operating margin	11.1%	11.8%	(70)

Effective tax rate	3.3%	38.4%	(3,510)

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2017	September 30, 2017
Cash and cash equivalents	$79,312	$63,759
Trade and other accounts receivable	96,958	92,241
Inventory	941,146	930,855
Other current assets	46,259	55,223

Total current assets	1,163,675	1,142,078
Property and equipment, net	306,421	313,717
Goodwill and other intangible assets	622,158	618,096
Other assets	21,067	25,116

Total assets	$2,113,321	$2,099,007

Current maturities of long-term debt	$104,900	$96,082
Accounts payable	306,270	307,752
Accrued liabilities	166,501	166,527
Income taxes payable	12,331	2,233

Total current liabilities	590,002	572,594
Long-term debt, including capital leases	1,771,299	1,771,853
Other liabilities	31,147	20,140
Deferred income tax liabilities	63,508	98,036

Total liabilities	2,455,956	2,462,623
Total stockholders’ deficit	(342,635)	(363,616)

Total liabilities and stockholders’ deficit	$2,113,321	$2,099,007

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2017	2016	Percentage Change
Net sales:
Sally Beauty Supply (“SBS”)	$585,574	$589,859	-0.7%
Beauty Systems Group (“BSG”)	409,390	409,750	-0.1%

Total net sales	$994,964	$999,609	-0.5%

Operating earnings:
SBS	$86,594	$92,526	-6.4%
BSG	64,565	63,600	1.5%

Segment operating earnings	151,159	156,126	-3.2%

Unallocated expenses (1)	(35,816)	(38,669)	-7.4%
Restructuring charges	(5,210)	—	100.0%
Interest expense	(24,016)	(26,799)	-10.4%

Earnings before provision for income taxes	$86,117	$90,658	-5.0%

	2017	2016	Basis Point Change
Segment gross margin:
SBS	54.6%	55.0%	(40)
BSG	40.8%	40.9%	(10)

Segment operating margin:
SBS	14.8%	15.7%	(90)
BSG	15.8%	15.5%	30
Consolidated operating margin	11.1%	11.8%	(70)

(1)	Unallocated expenses, including share-based compensation expenses, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2017
	As Reported	Restructuring Charges (1)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$371,286		$371,286
SG&A expenses, as a percentage of net sales	37.3%		37.3%
Operating earnings	110,133	$5,210	115,343
Operating margin	11.1%		11.6%
Earnings before provision for income taxes	86,117	5,210	91,327
Provision for income taxes (2)	2,853	781	3,634

Net earnings	$83,264	$4,429	$87,693

Earnings per share:
Basic	$0.65	$0.03	$0.69
Diluted	$0.65	$0.03	$0.68

	Three Months Ended December 31, 2016
	As Reported	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$374,251	$374,251
SG&A expenses, as a percentage of net sales	37.4%	37.4%
Operating earnings	117,457	117,457
Operating margin	11.8%	11.8%
Earnings before provision for income taxes	90,658	90,658
Provision for income taxes	34,832	34,832

Net earnings	$55,826	$55,826

Earnings per share:
Basic	$0.39	$0.39
Diluted	$0.39	$0.39

(1)	Restructuring charges represent costs and expenses incurred in connection with the 2018 restructuring plan disclosed in November 2017.
(2)	The income tax provision associated with the fiscal year 2018 restructuring charges was calculated using a 15% tax rate since realization of a tax benefit for portions of this expense is currently not deemed probable.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2017	2016	Percentage Change
Adjusted EBITDA:
Net earnings	$83,264	$55,826	49.1%
Add:
Depreciation and amortization	27,090	26,839	0.9%
Interest expense (1)	24,016	26,799	-10.4%
Provision for income taxes	2,853	34,832	-91.8%

EBITDA (non-GAAP)	137,223	144,296	-4.9%
Share-based compensation	3,111	3,814	-18.4%
Restructuring charges	5,210	—	100.0%

Adjusted EBITDA (non-GAAP)	$145,544	$148,110	-1.7%

			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	14.6%	14.8%	(20)

	2017	2016	Percentage Change
Operating Free Cash Flow:
Net cash provided by operating activities	$104,204	$89,794	16.0%
Less:
Payments for property and equipment, net	(22,499)	(28,008)	-19.7%

Operating free cash flow (non-GAAP)	$81,705	$61,786	32.2%

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2017	2016	Change
Number of stores:
SBS:
Company-operated stores	3,770	3,797	(27)
Franchise stores	17	18	(1)

Total SBS	3,787	3,815	(28)
BSG:
Company-operated stores	1,223	1,177	46
Franchise stores	167	163	4

Total BSG	1,390	1,340	50

Total consolidated	5,177	5,155	22

Number of BSG distributor sales consultants	875	900	(25)

BSG distributor sales consultants (DSC) include 261 and 301 sales consultants employed by our franchisees at December 31, 2017 and 2016, respectively. In addition, at December 31, 2017, DSC count includes 40 sales consultants employed by Chalut, a Canadian distributor of professional beauty products, prior to the Company’s acquisition of Chalut.

	Three Months Ended December 31,
	2017	2016	Basis Point Change
Same store sales growth (decline):
SBS	-2.6%	-0.6%	(200)
BSG	-1.3%	2.6%	(390)
Consolidated	-2.2%	0.4%	(260)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.